Exhibit 99.1


July 29, 2004
FOR IMMEDIATE RELEASE

Renegade Venture Corporation Completed Acquisition of World Jet Corporation
      - Expected to Add $10 Million in Revenues and $1 Million in Pre-Tax
                                Income Annually-


TUCSON, Ariz. -July 29, 2004- Renegade Venture Corp. (OTCBB: RDVN) today announced that it completed the purchased of 100 percent of the common stock of World Jet Inc., a privately held aircraft parts sales and brokerage company, for $1.55 million in cash and notes and one million shares of restricted Renegade common stock.

Based on historical financial performance and the inherent synergies which exist between World Jet and Hamilton Aerospace, management projects that transaction will increase the company's consolidated net annual revenues by more than $10 million and consolidated pre-tax net income by more than $1 million on an annualized basis.

World Jet is located adjacent to Hamilton Aerospace, a wholly owned subsidiary of Renegade, and its assets include aircraft parts inventory that has been appraised at more than $3 million on an orderly liquidation basis and at approximately $10 million based on replacement cost. The companies will benefit from consolidating operations to eliminate redundant administrative expenses while senior management will continue be instrumental in the day-to-day operations.

Renegade Chairman and CEO Ian Herman stated, "The combination between World Jet, which purchases distressed inventories at deep discounts and Hamilton Aerospace, which utilizes this type of inventory, is consistent with our goal of building a true vertically integrated company. This combination creates a best-in-class organization with a strong portfolio of clients and a top-tier management team, which we believe will enable us to attract new clients and secure valuable business contracts, which were not previously possible. This transaction is a great opportunity for our combined customers, employees, and shareholders alike." About Renegade Venture Through its Hamilton Aerospace subsidiary, Renegade provides maintenance, repair and overhaul (MRO) services for large passenger jet aircraft to scheduled and charter airlines and aviation leasing companies. Hamilton Aerospace holds a Federal Aviation Administration (FAA) Part 145 Air Agency Certificate, which allows it to perform such services. Hamilton operates from facilities comprising about 21 acres located at Tucson International Airport. These facilities include hangars, workshops and other buildings. Notable Hamilton customers include United Parcel Service, Falcon Air Express, Jetran International, a Boeing Company joint venture, Goodrich Corporation, Pegasus Aviation, Ryan International Air, Northern Air Cargo and Asia Pacific Airlines.

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Renegade's member website is located at www.renegadeventurecorp.com.
                                        ---------------------------
The Hamilton Aerospace website is located at www.hamaerotech.com.
                                             -------------------

Except for the historical information presented, the above statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 or regulations thereunder. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. These risks include the economic health of the airline industry, demand for Hamilton Aerospace's services, and competitive pricing pressures. In addition, other risks are detailed in Renegade's Form 10-KSB filed on April 15, 2003. These statements speak only as of the above date, and Renegade disclaims any intent or obligation to update them.


Contact: Corporate:
Ian Herman Chairman and CEO
(520) 275-6059
email: iherman@hamaerotech.com

Investors:
Hayden Communications, Inc.
Matt Hayden
(858) 456-4533
matt@haydenir.com